Exhibit 21.1

List of Consolidated Subsidiaries

Belle Isle LLC
Brock Gas Systems & Equipment, Inc.
Canvasback Energy, Inc.
Cimarex California Pipeline LLC
Cimarex Energy Co. of Colorado
Cimarex Texas LLC
Cimarex Texas L.P.
Columbus Energy Corp.
Columbus Energy L.P.
Columbus Gas Services, Inc.
Columbus Texas, Inc.
Conmag Energy Corporation
Cushing Disposal, Inc.
Hunter Gas Gathering, Inc.
Hunter Resources, Inc.
Inesco Corporation
Key Production Company, Inc.
Key Production Texas L.P.
Key Texas LLC
Magnum Hunter Production, Inc.
Midland Hunter Petroleum Limited Liability Company
Oklahoma Gas Processing, Inc.
PEC (Delaware), Inc.
Pintail Energy, Inc.
Prize Energy Resources, L.P.
Prize Operating Company
Redhead Energy, Inc.
SPL Gas Marketing, Inc.
Trapmar Properties, Inc.